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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)


                                (Amendment No.1)
                                              -

                               Waters Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    941848103
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                                 (CUSIP Number)

                                 August 18, 1997
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]  Rule 13d-1(b)

    [_]  Rule 13d-1(c)

    [X]  Rule 13d-1(d)

----------------------------------
    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Douglas A. Berthiaume
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
             (a) [_]
    N/A      (b) [X]
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
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                  5    SOLE VOTING POWER

                       6,132,440
NUMBER OF         --------------------------------------------------------------
SHARES            6    SHARED VOTING POWER
BENEFICIALLY
OWNED BY               950,838
EACH              --------------------------------------------------------------
REPORTING         7    SOLE DISPOSITIVE POWER
PERSON
WITH                   6,132,440
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       950,838
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    7,083,278
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.34%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1(a).        NAME OF ISSUER:

                  Waters Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  34 Maple Street
                  Milford, MA 01757

ITEM 2(a).        NAME OF PERSON FILING:

                  Douglas A. Berthiaume

ITEM 2(b).        RESIDENCE:

                  18 Buttonwood Drive
                  Andover, MA 01810

ITEM 2(c).        CITIZENSHIP:

                  United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  941848103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [_]    Broker or dealer registered under Section 15 of
                              the Exchange Act;

                  (b)  [_]    Bank as defined in Section 3(a)(6) of the Exchange
                              Act;

                  (c)  [_]    Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act;

                  (d)  [_]    Investment company registered under Section 8 of
                              the Investment Company Act;

                  (e)  [_]    An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);

                  (f)  [_]    An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)  [_]    A parent holding company or control person in
                              accordance with Rule 13d-1(b) (1)(ii)(G);

                  (h)  [_]    A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                  (i)  [_]    A church plan that is excluded from the definition
                              of an investment company

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                       under Section 3(c)(14) of the Investment Company Act;

             (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                       If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

ITEM 4.      OWNERSHIP:

             (a) Amount beneficially owned: 7,083,278

             (b) Percent of class: 5.34%

             (c) Number of shares as to which such person has:
                 (i)   Sole power to vote or to direct the vote: 6,132,440

                 (ii)  Shared power to vote or to direct the vote: 950,838

                 (iii) Sole power to dispose or to direct the disposition of:
                       6,132,440

                 (iv)  Shared power to dispose or to direct the disposition of:
                       950,838

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             N/A

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             N/A

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             N/A

ITEM 10.     CERTIFICATION:

             N/A

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 13, 2003
                                ----------------------------------------
                                                 Date

                                /s/ Douglas A. Berthiaume
                                ----------------------------------------
                                                 Signature

                                Douglas A. Berthiaume,
                                Chairman and Chief Executive Officer
                                ----------------------------------------
                                                 Name/Title